TO THE BOARD OF DIRECTORS OF
CHECKPOINT SYSTEMS, INC.


Gentlemen:

          We have acted as counsel for Checkpoint Systems, Inc., a Pennsylvania corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 6,000,000 shares (the "Shares") of the Company's common stock, par value $.10 per share, to be offered pursuant to the Checkpoint Systems, Inc. Stock Option Plan (1992) (the "Plan").

          On April 27, 1995, the shareholders of the Company approved the addition to the Plan of 1,500,000 shares of the Company's Common Stock which, when combined with the 3,000,000 shares of Common Stock of the Company as to which a registration statement was already effective, brought the total number of shares available for option under the Plan to 4,500,000.

          On January 4, 1996, the Board of Directors of the Company approved a two-for-one stock split (the "Stock Split"). Pursuant to the Plan, the total number of shares of Common Stock available for option under the Plan automatically increased, upon the effectiveness of the Stock Split, to 9,000,000.

          On April 23, 1997, the shareholders of the Company approved additional amendments to the Plan. Among other changes, the shareholders approved the extension of the termination date of the Plan from May 17, 1997 to May 17, 2007; and the addition of 3,000,000 shares of the Company's Common Stock to the Plan, thereby bringing the total number of shares available for option under the Plan to 12,000,000.

          Pursuant to Rule 416, promulgated under the Securities Act of 1933, the number of shares of Common Stock deemed to be covered by previously filed effective registration statements on Form S-8 relating to the same employee benefit plan automatically increased from 3,000,000 to 6,000,000 shares upon the effectiveness of the Stock Split. The Registration Statement pertains to the 6,000,000 shares of Common Stock for which options have been or may be issued under the Plan which are not covered by a previously filed registration statement.

          In connection with this opinion, we have examined copies of the Articles of Incorporation of the Company and the By-Laws of the Company, each as in effect as of this date, and resolutions of the Board of Directors of the Company of February 22, 1995, January 4, 1996 and February 26, 1997, adopting the amendments to the Plan to increase the number of shares available thereunder and adopting the Stock Split. We understand that such amendments to the Plan were duly approved by the shareholders of the Company at the annual meetings held on April 27, 1995 and April 23, 1997, respectively. In addition, we have examined such other documents as we have deemed relevant for the purpose of this opinion.

          Based on the foregoing, it is our opinion that each of the Shares, when issued and sold in the manner, and in accordance with the terms, described in the Plan, at a price not less than the par value thereof, will be legally issued, fully paid and non-assessable under Pennsylvania law as in effect on the date hereof.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Montgomery, McCracken, Walker & Rhoads, LLP
Philadelphia, PA
September 12, 1997